Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of July 29, 2020 (the “Effective Date”), by and between MGM Resorts International (“Employer”), and William Hornbuckle (“Employee”).

1.

Employment. Employer hereby employs Employee, and Employee hereby accepts employment by Employer as Chief Executive Officer and President to perform such executive, managerial or administrative duties as Employer may specify from time to time during the Specified Term (as defined in Section 2). If during the Specified Term Employee becomes an employee of another employer affiliated with the “Company” (defined below in Section 22) Employee’s employment with the Employer shall terminate as of the date Employee commences such other employment, and pursuant to Section 19 Employee’s new Company-affiliated employer shall assume all rights and obligations of Employer under this Agreement.

2.

Term. The term of Employee’s employment under this Agreement commences on July 29, 2020 and it terminates on March 31, 2024 (the “Specified Term”), unless a new written employment agreement is executed by the parties. If Employee remains employed after the expiration of the Specified Term, and the parties do not execute a new employment agreement, then Employee shall be employed at-will and none of the provisions of the Agreement shall apply to Employee’s continued employment at-will, except Sections 8, 10.5, 11 and 12, and Employer shall have the right to terminate Employee’s employment with or without cause or notice, for any reason or no reason, and (unless otherwise provided herein) without any payment of severance or compensation.

3.

Compensation. During the 2020 fiscal year, Employer shall pay Employee a minimum annual salary of $1,100,000 payable in arrears at such frequencies and times as Employer pays its other employees. Effective January 1, 2021, Employer shall pay Employee a minimum annual salary of $1,500,000 payable in arrears at such frequencies and times as Employer pays its other employees. Employer will also reimburse Employee for all reasonable business and travel expenses Employee incurs in performing Employee’s duties under this Agreement, payable in accordance with Employer’s customary practices and policies, as Employer may modify and amend them from time to time. Employee’s performance may be reviewed periodically. Employee is eligible for consideration for a discretionary raise, bonuses (whether in cash or equity or equity-based awards), promotion, and/or participation in discretionary benefit plans; provided, however, whether and to what extent Employee will be granted any of the above will be determined by the Compensation Committee in its sole and absolute discretion.

3.1

In addition, Employee is eligible for consideration for a discretionary annual bonus (the “Bonus”). With respect to the 2020 fiscal year, Employee will be eligible for a Bonus pursuant to the terms of the Bonus Letter, dated as of June 25, 2020, by and between Employee and Employer. Effective January 1, 2021 (i.e., starting with the Bonus for the 2021 fiscal year), Employee will be eligible for a Bonus pursuant to the terms of this Agreement, with a target bonus amount equal to 175% of Employee’s base salary (the “Target Bonus”), and with a maximum amount equal to 175% of the Target Bonus. The terms and conditions of the Bonus may be changed from time to time. Except as otherwise provided in Sections 10.2, 10.3 or 10.6, any Bonus under this Section 3.1 shall be paid at such time as the Company pays bonuses to the Company’s other senior executives with respect to each fiscal year, but not earlier than January 1 or later than March 15 of the year immediately following the end of each fiscal year; provided that beginning with any such Bonus payable in respect of services performed for fiscal year 2021 or thereafter, to the extent any such Bonus is in excess of the Target Bonus (such excess portion, the “Incremental Bonus Amount”), the Incremental Bonus Amount shall be payable 100% in the form of fully vested restricted stock units (the “Deferred RSUs”). The Deferred RSUs will be granted as of the Bonus Determination Date pursuant to the terms of the Company’s Amended and Restated 2005 Omnibus Incentive Plan and the Company’s Form of Deferred Restricted Stock Unit Agreement for Bonus Payouts (the “Award Agreement”). The Deferred RSUs shall be payable annually in four equal installments over the four-year period following the grant date, subject to acceleration in the event of the Employee’s termination of employment, in accordance with the specific terms set forth in the Award Agreement. Any such Bonus shall be subject to the Policy on Recovery of Incentive Compensation in Event of Financial Restatement, as may be amended by the Company from time to time in its discretion, and any other clawback policies as may be adopted from time to time, including but not limited to for the purpose of complying with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations thereunder promulgated by the Securities Exchange Commission (the “SEC”).

3.2

During the Specified Term, it is anticipated that Employee will be required to travel extensively on behalf of Employer. Such travel, if by air, may be on aircraft provided by Employer, or if commercial airlines are used, on a first-class basis (or best available basis, if first class is not available).

3.2.1

To the extent Employee wishes to use aircraft operated by the Company for non-business travel, the Company will, upon Employee’s request and subject to availability (provided that such use does not unreasonably interfere with bona-fide business of the Company), make such aircraft available to Employee for such use. Employee shall be responsible and shall reimburse the Company as set forth below for costs associated with any such non-business use to the extent the value of any such non-business use exceeds $250,000 in the aggregate for any calendar year as determined under the SEC proxy reporting rules for personal aircraft usage, as such rules may be amended from time to time (the “SEC Rules”). The Compensation Committee reserves the right to review and modify this limit from time to time as it deems reasonably appropriate. The determination of whether all or any portion of Employee’s use of aircraft operated by the Company constitutes non-business use, as well as the reimbursement amount, if any, shall be reasonably determined by the Company in consultation with its outside securities law counsel.

Non-business use above the $250,000 limit described above must be reimbursed in an amount equal to the amount that would otherwise be required to be reported in the Summary Compensation Table in the Company’s annual meeting proxy statement in accordance with SEC rules, provided that the reimbursement Employee shall be required to pay to the Company shall not exceed the maximum permissible amount under FAA rules that apply to time-sharing agreements. Employee shall enter into a time-sharing agreement with the Company to provide for reimbursement as described herein and the list of allowable expenses in Section 3(b) of that agreement shall be modified, to the extent necessary, to include all the items authorized by FAR Part 91.501(d), as may be amended from time to time. Employee acknowledges that Employee will be responsible for any income tax owed by Employee attributable to the fringe benefit value of non-business use of aircraft.

3.3

Employee shall be eligible for annual equity awards in 2020, 2021, 2022 and 2023 in forms and amounts determined by the Compensation Committee in its discretion. It is the Compensation Committee’s present expectation that such annual awards will have an aggregate grant-date Accounting Value targeted at $8,000,000 and that such annual awards will be provided (i) 60% in the form of restricted stock units of the Company (“RSUs”) that are subject to performance-based and service-based vesting conditions and (ii) 40% in the form of RSUs that are subject solely to service-based vesting conditions. These annual awards and any other equity awards granted on or after the Effective Date shall be subject to such terms as the Compensation Committee may determine in its discretion.

3.4

Notwithstanding anything herein to the contrary, with respect to any regular annual incentive awards granted to Employee during the Specified Term under the Omnibus Plan or any successor thereto (but excluding any one-time or special retention awards, as determined by the Compensation Committee), the applicable award agreements for such awards shall include provisions with respect to (i) “Retirement,” (ii) death or Disability, (iii) termination by Employer other than by reason of “Employer’s Good Cause” and (iv) termination by Employee by reason of “Participant’s Good Cause” that shall be no less favorable to Employee than as set forth in the respective (as to type of award) forms of equity award agreement granted to Employee in October 2019; provided that with respect to the definition of “Normal Retirement” or “Retirement” applicable to all of Employee’s outstanding equity awards, clause (iii) of the definition of Retirement shall be replaced in its entirety with: “(iii) Participant has given the Employer at least ninety (90) days’ notice of termination; provided that, with respect to a termination of employment occurring prior to March 31, 2024, to the extent reasonably requested by the Board of Directors of the Company, Employee will give Employer at least one hundred and eighty (180) days’ notice of termination.”

4.	Extent of Services. Employee agrees that Employee’s employment by Employer is full time and exclusive. Employee further agrees to perform Employee’s duties in a competent,

trustworthy and businesslike manner. Employee agrees that during the Specified Term, Employee will not render any services of any kind (whether or not for compensation) for any person or entity other than Employer, and that Employee will not engage in any other business activity (whether or not for compensation) that is similar to or conflicts with Employee’s duties under this Agreement, without the approval of the Board of Directors of MGM Resorts International or the person or persons designated by the Board of Directors to determine such matters.

5.

Policies and Procedures. Employee agrees and acknowledges that Employee is bound by Employer’s policies and procedures as they may be modified, amended or adopted by Employer from time to time, including, but not limited to, the Company’s Code of Conduct and Conflict of Interest policies. In the event the terms in this Agreement conflict with Employer’s policies and procedures, the terms of this Agreement shall take precedence. As Employee is aware, problem gaming and underage gambling can have adverse effects on individuals and the gaming industry as a whole. Employee acknowledges that Employee has read and is familiar with Employer’s policies, procedures and manuals and agrees to abide by them. Because these matters are of such importance to Employer, Employee specifically confirms that Employee is familiar with and will comply with Employer’s policies of prohibiting underage gaming, supporting programs to treat compulsive gambling, and promoting diversity in all aspects of Employer’s business.

6.

Licensing Requirements. Employee acknowledges that Employer is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, Michigan, Mississippi, Ohio, Illinois, Maryland, Massachusetts, New Jersey, New York, Macau S.A.R., and other jurisdictions in which Employer is engaged in a gaming business or where Employer has applied to (or during the Specified Term may apply to) engage in a gaming business. Employee shall apply for and obtain any license, qualification, clearance or other similar approval which Employer or any regulatory authority which has jurisdiction over Employer requests or requires that Employee obtain.

7.

Failure to Satisfy Licensing Requirement. Employer has the right to terminate Employee’s employment under Section 10.1 of this Agreement if: (i) Employee fails to satisfy any licensing requirement referred to in Section 6 above; (ii) Employer is directed to cease business with Employee by any governmental authority referred to in Section 6 above; (iii) Employer determines, in its sole and exclusive judgment, that Employee was, is or might be involved in, or are about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Employer’s business, reputation or such licenses; or (iv) any of Employer’s licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of Employee’s employment by Employer or as a result of Employee’s actions.

8.

Restrictive Covenants. Employee acknowledges that, in the course of performing Employee’s responsibilities under this Agreement, Employee will form relationships and become acquainted with “Confidential Information” (defined below in Section 22). Employee further acknowledges that such relationships and the Confidential Information are valuable to Employer and the Company, and the restrictions on Employee’s future employment contained in this Agreement, if any, are reasonably necessary in order for Employer to remain competitive in Employer’s various businesses and to prevent Employee from engaging in unfair competition against Employer after termination of Employee’s employment with Employer for any reason.

In consideration of this Agreement and the compensation payable to Employee under this Agreement, and in recognition of Employer’s heightened need for protection from abuse of relationships formed or disclosure and misuse of Confidential Information garnered before and during the Specified Term of this Agreement, Employee covenants and agree as follows:

8.1

Competition. Except as otherwise explicitly provided in Paragraph 10 of this Agreement, during the entire Specified Term and thereafter for the “Restrictive Period” (defined below in Section 22) Employee shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any “Competitor” (defined below in Section 22) in any capacity that is the same, substantially the same or similar to the position or capacity (irrespective of title or department) as that held at any time during Employee’s employment with Employer; provided, however, that if Employee remains employed at-will by Employer after expiration of the Specified Term and is thereafter separated by Employer during the Restrictive Period for any reason other than “Employer’s Good Cause” (defined below in Section 22), Employee shall not be subject to this Section 8.1.

8.2

Non-Solicitation. At all times during Employee’s employment with the Company and at all times thereafter, Employee shall not use, access, disclose, make known to, or otherwise disseminate for personal gain or for the benefit of a third party (or induce, encourage or assist others in doing any of the foregoing acts) any Company “Trade Secrets” (as defined in Section 22) for any purpose whatsoever. Further, at all times during Employee’s employment with the Company, and for 12 months thereafter, Employee will not, without the prior written consent of Company:

(a)	make known to any Competitor and/or any member, manager, officer, director, employee or agent of a Competitor, the “Business Contacts” (defined in Section 22) of the Company;

(b)	call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any Business Contacts of the Company; and/or

(c)

approach, solicit, contract with or hire any current Business Contacts of the Company or entice any Business Contact to cease his/her/its relationship with the Company or end his/her employment with the Company, without the prior written consent of Company, in each and every instance, such consent to be within Company’s sole and absolute discretion.

8.3

Confidentiality. At all times during Employee’s employment with the Company, and at all times thereafter, Employee shall not, without the prior written consent of the Company’s General Counsel in each and every instance—such consent to be within the Company’s sole and absolute discretion—use, disclose or make known to any person, entity or other third party outside of the Company any Confidential Information belonging to the Company or its individual members.

Notwithstanding the foregoing, the provisions of Section 8.3 shall not apply to Confidential Information: (i) that is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) in any litigation, arbitration, mediation or legislative hearing, with jurisdiction to order Employee to disclose or make accessible any information, provided, however, that Employee provides Company with ten (10) days’ advance written notice of such disclosure to enable Company to seek a protective order or other relief to protect the confidentiality of such Confidential Information; (ii) that becomes generally known to the public or within the relevant trade or industry other than due to Employee’s or any third party’s violation of this Agreement or other obligation of confidentiality; or (iii) that becomes available to Employee on a non-confidential basis from a source that is legally entitled to disclose it to Employee.

8.4

Third Party Information. Employee understands and acknowledges that the Company has received, and in the future will receive, from third parties, their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during Employee’s employment with the Company, whether pursuant to this Agreement or at-will, and at all times thereafter, Employee shall hold any and all such third party confidential or proprietary information of third parties in the strictest confidence and will not intentionally or negligently disclose it to any person or entity or to use it except as necessary in carrying out Employee’s duties and obligations hereunder consistent with the Company’s agreement with such third party. Employee shall not be in violation of Employee’s obligations hereunder if such third party confidential or proprietary information is already generally known to the public through no wrongful act of Employee or any other party.

8.5

Acknowledgement of Ownership of Confidential Information Property Acquired or Developed During Employment; Non-Transfer. Employee understands, agrees, and hereby confirms that Employee’s duties and responsibilities include acquiring Confidential Information and developing Relationships for the benefit of Company and, as applicable, the Company. Employee acknowledges that Confidential Information acquired, obtained, learned, or developed during Employee’s employment with Company, including but not limited to, Business Contacts developed during Employee’s employment, constitutes the sole and exclusive property of Company, regardless of whether the information qualifies for protection as a Trade Secret.

Employee further understands, agrees, and hereby confirms that during Employee’s employment, Employee shall not, at any time or for any reason whatsoever, except upon the express written authorization of the Company, store, transfer, maintain, copy, duplicate or otherwise possess Confidential Information on any device or in any form or format except on devices and in such formats as expressly approved and issued by the Company to Employee. By way of example, and without limitation, Employee shall not text, copy, or otherwise transfer in any form or format Confidential Information to any document, paper, computer, tablet, Blackberry, cellular phone, personal mobile device, iPhone, iPad, thumb drive, smart phone memory, zip drive or disk, flash drive, external drive or any other similar device used for storing or recording data of any kind (the “Devices”) unless such Device is issued by the Company to Employee, or unless such text, copy or transfer is expressly approved in writing by the Company before Employee’s use of such Device.

8.6

Return of Confidential Information. Upon termination of Employee’s employment for any reason at any time, Employee shall immediately return to the Company, and retain no copies of, any all Confidential Information in Employee’s possession or control. If any Confidential Information is recorded or saved in any format or on any Devices, Employee shall delete the Confidential Information and, upon Company’s request, allow Company to inspect such Devices to confirm the deletion. Upon Company’s request, Employee shall allow Company reasonable access to Employee’s personal computers, email accounts, and Devices to confirm that Employee does not possess any Confidential Information of Company in contravention of this Agreement.

8.7

Acknowledgement of Copyrights in and to Compilations of Confidential Information. Employee acknowledges that Company owns copyrights in any and all compilations of Confidential Information in any tangible or electronic form (including, but not limited to, printed lists, handwritten lists, spreadsheets, and databases) in any storage media, including, but not limited to, Devices, (collectively, “Copyrighted Works”). Employee further acknowledges that unauthorized copying, distributing, or creating derivative works, or inducing or contributing to such conduct by others, based on such Copyrighted Works constitutes infringement of Company’s copyrights in and to the Copyrighted Works. Employee acknowledges that only the General Counsel of the Company is authorized to grant authorization to Employee to copy, distribute or create derivative works based on the Copyrighted Works. Employee shall obtain any such authorization from Company in writing, in advance of any copying, distribution or creation of derivative works by Employee. Employee acknowledges that federal law provides for civil liability and criminal penalties for copyright infringement. Employee agrees not to challenge, contest or dispute Company’s right, title and interest in the Copyrighted Works and waives any legal or equitable defense to infringement of such Copyrighted Works.

9.	Representations and Warranties. Employee hereby represents and warrants to Company, and hereby agrees with Company, as follows:

9.1

A portion of Employee’s compensation and consideration under this Agreement is (i) Company’s agreement to employ Employee; (ii) Employee’s agreement that the covenants contained in Sections 4 and 8 hereof are reasonable, appropriate and suitable in their geographic scope, duration and content; (iii) Employee’s agreement that Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) Employee’s agreement that such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms; and (v) the free and full assignability by Company of such covenants and agreements upon a sale, reorganization or other transaction of any kind relating to the ownership and/or control of the Company or its members or assigns.

9.2

The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work irrespective of the covenants and agreements contained in Section 8 hereof.

9.3	The covenants and agreements stated in Sections 4, 6, 7, and 8 hereof are essential for the Company’s reasonable protection of its Trade Secrets, Business Contacts, and Confidential Information.

9.4	The Company has reasonably relied on Employee’s covenants, representations and agreements in this Agreement.

9.5

Employee has the full right, power and authority to enter into this Agreement and perform Employee’s duties and obligations hereunder, and the entering into and performance of this Agreement by Employee will not violate or conflict with any arrangements or other agreements Employee may have or agreed to have with any other person or entity.

9.6

Employee acknowledges that the Company has and will continue to invest substantial time and expense in developing and protecting Confidential Information, all of which Employee expressly understands and agrees belongs solely and exclusively to Company. Employee further acknowledges and agrees that because the Company has and will continue to invest substantial time and expense in developing and protecting Confidential Information, that any loss of or damage to the Company as a result of a breach or threatened breach of any of the covenants or agreements set forth in Sections 4 and 8 hereof, the Company will suffer irreparable harm. Consequently, Employee covenants and agrees that any violation by Employee of Sections 4 or 8 of this Agreement shall entitle the Company to immediate injunctive relief in a court of competent jurisdiction without the necessity of posting any bond or waiving any claim for damages. Employee further covenants and agrees that Employee will not contest the enforceability of such an injunction in any state or country in which such an injunction is not, itself, a violation of law.

10.	Termination.

10.1

Employer’s Good Cause Termination. Employer has the right to terminate this Agreement at any time during the Specified Term hereof for “Employer’s Good Cause” (defined below in Section 22). Upon any such termination, Employer shall have no further liability or obligations whatsoever to Employee under this Agreement except as provided under Sections 10.1.1 and 10.1.2 below.

10.1.1

In the event Employer’s Good Cause termination is the result of Employee’s death during the Specified Term, Employee’s beneficiary (as designated by Employee on Employer’s benefit records) shall be entitled to receive Employee’s salary for a twelve (12) month period following Employee’s death, such amount to be paid at regular payroll intervals.

10.1.2

In the event Employer’s Good Cause termination is the result of Employee’s “Disability” (defined below in Section 22), Employer shall pay Employee (or Employee’s beneficiary in the event of Employee’s death during the period in which payments are being made) an amount equal to Employee’s salary for twelve (12) months following Employee’s termination, such amount to be paid at regular payroll intervals, net of payments received by Employee from any short term disability policy which is either self-insured by Employer or the premiums of which were paid by Employer (and not charged as compensation to Employee).

10.2

Employer’s No Cause Termination. Employer has the right to terminate this Agreement on written notice to Employee in its sole discretion for any cause Employer deems sufficient or for no cause, at any time during the Specified Term, including on the last day of the Specified Term. Subject to the conditions set forth below, Employer’s sole liability to Employee upon such termination shall be as follows:

10.2.1

Employee shall receive an amount (the “Severance Payment”) equal to the lesser of: (A) two (2) times (i) Employee’s annual base salary as in effect on January 1, 2021 (regardless of when such termination occurs) and (ii) Target Bonus pursuant to Section 3.1; and (B) the number that results from dividing the number of days remaining during the Specified Term (following the date of termination) by 365, times (i) Employee’s annual base salary as in effect on January 1, 2021 (regardless of when such termination occurs) and (ii) Target Bonus pursuant to Section 3.1; in each case of (A) and (B), less all applicable taxes, payable in twelve (12) monthly installments commencing upon the date that is thirty (30) days after the date of separation, and plus any earned but unpaid discretionary bonus due to Employee, payable in accordance with Section 3.1. In addition, Employee shall receive a lump sum payment (the “COBRA Payment”) equal to the lesser of (x) 2 times the cost of COBRA coverage for a period of twenty-four (24) months immediately following separation and (y) 2 times the cost of COBRA coverage until the last day of the Specified Term, payable in twelve (12) monthly installments commencing upon separation.

10.2.2

Employee’s eligibility for the Severance Payment and COBRA Payment shall be expressly subject to, conditioned upon, and in consideration of Employee’s execution, within twenty-one (21) days following the date of Employee’s termination of employment (or such shorter time period as may be required by the Company consistent with applicable law) and non-revocation of a release prepared by Employer and waiving and releasing Employer and the Company, their parents, subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees and employees, from any and all claims whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under any and all express or implied employment agreements, any and all statutory and common law tort claims, any and all salary, bonus, stock, vacation (PTO), insurance and other benefit plans, and all state and federal laws, ordinances and statutes applicable to Employee’s employment or the cessation of that employment that may be released by private agreement (including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act, as amended; the Equal Pay Act; the Lily Ledbetter Fair Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act; Chapter 608, Compensation, Wages and Hours, of the Nevada Revised Statutes; Chapter 613, Employment Practices, of the Nevada Revised Statutes; the Worker Adjustment Retraining Notification Act (“WARN”); Post-Civil War Reconstruction Act, as Amended (42 U.S.C. §1981-1988); the National Labor Relations Act; the Labor Management Relations Act; any other federal, state or local law prohibiting employment discrimination or otherwise regulating employment; which release becomes irrevocable in accordance with its terms (which, for the avoidance of doubt, will occur within thirty (30) days or fewer following the date of Employee’s termination of employment).

10.2.3

As a further condition to Employer’s obligations under Section 10.2.1 above, Employee agrees to cooperate with Employer regarding matters on which Employee has worked, on a reasonable basis and at times mutually convenient to both parties. Employee further agrees to fully cooperate with the Company in any ongoing or future legal matters about which Employee has knowledge or information, or that concern Employee’s former position with the Company.

10.2.4

Upon any such termination, Employee shall continue to be bound by the restrictions in Section 8 above; provided, however, that if the reason for the termination is the elimination of Employee’s position, Employee shall not be bound by Section 8.1 but will continue to be bound by all other restrictions in Section 8 above. Notwithstanding anything to the contrary herein, Employer’s conditional obligation under Section 10.2.1 to pay Employee’s salary shall cease if Employee breaches in any material respect any of the covenants set forth in Section 8 above; additionally, and without waiving any rights to other damages resulting from said breach, Employer shall be entitled to recover any and all amounts already paid to Employee under Section 10.2.1.

10.3

Employee’s Good Cause Termination. Employee may terminate this Agreement for “Employee’s Good Cause” (defined below in Section 22). Prior to any termination under this Section 10.3 being effective, Employee agrees to give Employer thirty (30) days’ advance written notice, within thirty (30) days of the initial event comprising Employee’s Good Cause, specifying the facts and circumstances that comprise Employee’s Good Cause. During such thirty (30) day period, Employer may either cure the breach (in which case Employee’s notice will be considered withdrawn and this Agreement will continue in full force and effect) or declare that Employer disputes that Employee’s Good Cause exists, in which case this Agreement will continue in full force until the dispute is resolved in accordance with Section 12. In the event this Agreement is terminated under this Section 10.3, subject to the conditions set forth below, Employer’s sole liability to Employee upon such termination shall be as follows:

10.3.1	Employee shall receive the Severance Payment and the COBRA Payment.

10.3.2

Employee’s eligibility for the Severance Payment and the COBRA Payment shall be expressly subject to, conditioned upon, and in consideration of Employee’s execution, within twenty-one (21) days following the date of Employee’s termination of employment (or such shorter time period as may be required by the Company consistent with applicable law), and non-revocation of a release prepared by Employer and waiving and releasing Employer and the Company, their parents, subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees and employees, from any and all claims whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under any and all express or implied employment agreements, any and all statutory and common law tort claims, any and all salary, bonus, stock, vacation (PTO), insurance and other benefit plans, and all state and federal laws, ordinances and statutes applicable to Employee’s employment or the cessation of that employment that may be released by private agreement (including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act, as amended; the Equal Pay Act; the Lily Ledbetter Fair Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act; Chapter 608, Compensation,

Wages and Hours, of the Nevada Revised Statutes; Chapter 613, Employment Practices, of the Nevada Revised Statutes; WARN; Post-Civil War Reconstruction Act, as Amended (42 U.S.C. §1981-1988); the National Labor Relations Act; the Labor Management Relations Act; any other federal, state or local law prohibiting employment discrimination or otherwise regulating employment; which release becomes irrevocable in accordance with its terms (which, for the avoidance of doubt, will occur within thirty (30) days or fewer following the date of Employee’s termination of employment).

10.3.3

As a further condition to Employer’s obligations under Section 10.3.1 above, Employee agrees to cooperate with Employer regarding matters on which Employee has worked, on a reasonable basis and at times mutually convenient to both parties. Employee further agrees to fully cooperate with the Company in any ongoing or future legal matters about which Employee has knowledge or information, or that concern Employee’s former position with the Company.

10.3.4	In the event of termination of this Agreement under this Section 10.3, the restrictions of Section 8.1 shall no longer apply.

10.4

Employee’s No Cause Termination. In the event Employee terminates Employee’s employment under this Agreement without cause, Employer will have no further liability or obligations whatsoever to Employee hereunder. Employer will be entitled to all of Employer’s rights and remedies by reason of such termination, including without limitation, the right to enforce the covenants and agreements contained in Section 8 and Employer’s right to recover damages.

10.5

Survival of Covenants. Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in Sections 10.2.4, 10.3.4 and 10.6 with respect to the undertaking contained in Section 8.1, the covenants and agreements contained in Section 8 shall survive a termination of this Agreement or the cessation of Employee’s employment to the extent and for the period provided for in Section 8, regardless of the reason for such termination.

10.6

Change of Control. As of the Effective Date, Employee shall continue to be designated as a participant in the Company’s Change of Control Policy for Executive Officers (the “COC Policy”) as such policy may be amended by the Company from time to time. In the event Employee becomes entitled to “Separation Benefits” pursuant to Section 3.2 of the COC Policy, Employee’s benefits under Section 3.3 of the COC Policy shall replace and be in lieu of any benefits under Sections 10.2 or 10.3 of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement or the COC Policy, in the event the aggregate cash benefits payable to Employee pursuant to Sections 3.3(b) and (c) of the COC Policy are less than the aggregate cash benefits otherwise payable to Employee pursuant to Sections 10.2 or 10.3 hereof absent a Change of Control (as defined in the COC Policy), Employee shall be entitled to the amount of aggregate cash benefits payable under Sections 10.2 or 10.3 hereof, payable in the form and at the time set forth in Section 3.2 of the COC Policy, in lieu of any cash benefits under Section 3.3 of the COC Policy. If the COC Policy has been terminated, references to the COC Policy shall mean the COC Policy as in effect immediately prior its termination.

In the event Employee (i) becomes entitled to “Separation Benefits” pursuant to Section 3.2 of the COC Policy or (ii) terminates employment for any reason during the one-year period following a Change of Control, Employee shall be released from Employee’s obligations pursuant to Section 8.1 upon Employee’s termination of employment (or upon the Change of Control if such termination occurs during the specified period prior to the Change of Control in accordance with the COC Policy).

10.7	Excise Tax Limitation.

10.7.1

Notwithstanding anything contained in this Agreement to the contrary, (i) in the event that any Payments (as defined below) in connection with, or arising out of, Employee’s employment with the Company in the event of a 280G Change in Control (as defined below) would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), and (ii) (A) the net amount of the Payments that Employee would retain after payment of the Excise Tax and federal, state and local income taxes, any employment, social security or Medicare taxes or any other taxes with respect to the Payments would be less than (B) the net amount of the Payments Employee would retain, after payment of federal, state and local income taxes, any employment, social security or Medicare taxes or any other taxes with respect to the Payments, if the Payments were reduced to the maximum amount Employee could retain such that no portion of the Payments would be subject to the Excise Tax (“Section 4999 Limit”), then the Payments shall be reduced (but not below zero) to the Section 4999 Limit. The Company shall reduce or eliminate the Payments such that the reduction or elimination of compensation to be provided to Employee as a result of this Section 10.7.1 is minimized. In applying this principle, the reduction or elimination shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction or elimination but payable at different times, such amounts shall be reduced or eliminated on a pro rata basis but not below zero. The amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

10.7.2	If the Company or Employee believe in good faith that any of the Payments may be subject to the Excise Tax, the determination of whether and to what extent the Payments are subject to the Excise Tax and the amount of the Section 4999 Limit (“Determination”) shall be made, at the Company’s expense, by the accounting firm which is the Company’s accounting firm prior to the 280G Change in Control or, if requested by Employee, another nationally recognized accounting firm designated by the Board (or a committee thereof) and subject to Employee’s reasonable approval, prior to the 280G Change in Control (“Accounting Firm”). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to Employee, before payment of the Payments (if requested at that time by the Company or Employee) or at such other time as requested by the Company or Employee (in either case provided that the Company or Employee believe in good faith that any of the Payments may be subject to the Excise Tax). Within ten (10) calendar days of the delivery of the Determination to Employee, Employee shall have the right to dispute the Determination. The existence of any such dispute shall not in any way affect Employee’s right to receive the Payments in accordance with the Determination. If there is no such dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and Employee, subject to the application of Section 10.7.3. For purposes of this Section 10.7, (x) a “280G Change in Control” shall mean a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations issued thereunder and (y) “Payments” shall mean any payments or benefits in the nature of compensation that are to be paid or provided to Employee or for Employee’s benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by any entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the 280G Change in Control) if Employee is a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payments or benefits are “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.

10.7.3

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code, it is possible that a Payment or portion thereof either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in Section 10.7.1 (an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service (“IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, Employee shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent

(120%) of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of Employee’s receipt of such Excess Payment until the date of repayment. If it is determined (i) by the Accounting Firm, the Company (including any position taken by the Company, together with its consolidated group, on its federal income tax return), or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Employee’s satisfaction of any dispute in accordance with Section 10.7.2, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Employee within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to Employee until the date of payment. In the event that the Payments have been reduced pursuant to Section 10.7.1, the Company will bear all fees and expenses of any audit, suit or proceeding by the IRS or any other taxing authority against the Company or against Employee, or of any claim for refund, appellate procedure, or suit brought by the Company or Employee against the IRS or any other taxing authority, in each case relating to the Excise Tax.

10.7.4	For the avoidance of doubt, the terms of this Section 10.7 shall apply with respect to Employee in lieu of the terms of Section 3.4 of the COC Policy.

11.

Arbitration. Except as otherwise provided for in this Agreement and in Exhibit B to this Agreement (which constitutes a material provision of this Agreement), any controversy, dispute or claim directly or indirectly arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of Employee, or the termination thereof, shall be resolved by binding arbitration pursuant to Exhibit B.

12.

Disputed Claim. In the event of any “Disputed Claim” (defined below in Section 22), such Disputed Claim shall be resolved by binding arbitration pursuant to Exhibit B. Unless and until the arbitration process for a Disputed Claim is finally resolved in Employee’s favor and Employer thereafter fails to satisfy such award within thirty (30) days of its entry, Employee shall not have affected an Employee’s Good Cause termination and Employee shall not have any termination rights pursuant to Section 10.3 with respect to such Disputed Claim. Nothing herein shall preclude or prohibit Company from invoking the provisions of Section 10.2, or of Company seeking or obtaining injunctive or other equitable relief.

13.

Severability. If any section, provision, paragraph, phrase, word, and/or line (collectively, “Provision”) of this Agreement is declared to be unenforceable, then this Agreement will be deemed retroactively modified to the extent necessary to render the otherwise unenforceable Provision, and the rest of the Agreement, valid and enforceable. If a court or arbitrator declines to modify this Agreement as provided herein, the invalidity or unenforceability of any Provision of this Agreement shall not affect the validity or enforceability of the remaining Provisions. This Section 13 does not limit the Company’s rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach by Employee of the enforceable provisions of this Agreement.

14.

No Waiver of Breach or Remedies. No failure or delay on the part of Employee or Employer in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

15.

Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Employee and a duly authorized member of Employer’s senior management and be approved by the Compensation Committee. No consent to any departure by Employee from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of Employer’s senior management and is approved by the Compensation Committee. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16.

Governing Law. The laws of the State in which the Employer’s principal place of business is located shall govern the validity, construction and interpretation of this Agreement, and except for Disputed Claims and subject to the Arbitrations provisions included herewith, exclusive jurisdiction over any claim with respect to this Agreement shall reside in the courts of the State of Nevada.

17.	Number and Gender. Where the context of this Agreement requires the singular shall mean the plural and vice versa and references to males shall apply equally to females and vice versa.

18.	Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

19.

Assignment. This Agreement is personal to Employee and may not be assigned by Employee. Employee agrees that Employer may assign this Agreement. Without limitation of the foregoing, Employee expressly agrees that Employer’s successors, affiliates and assigns may enforce the provisions of Section 8 above, and that five percent (5%) of the annual salary Employer has agreed to pay in Section 3 above is in consideration for Employee’s consent to the right of Employer’s successors, affiliates and assigns to enforce the provisions of Section 8.

20.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer’s successors and assigns.

21.

Prior Agreements. This Agreement replaces and supersedes in all respects any and all other employment agreements which may have been entered into by and between the parties, including, without limitation, the Employment Agreement between Employee and Employer dated March 30, 2020 (the “2020 Prior Agreement”), which agreements shall be of no force and effect.

22.	Certain Definitions. As used in this Agreement:

“Accounting Value” means the accounting value calculated by Employer’s Chief Accounting Officer under procedures approved or modified by the Compensation Committee from time to time.

“Bonus Determination Date” means, with respect to a fiscal year, the date the Compensation Committee determines annual bonuses for such fiscal year payable to the Company’s senior executives (but not earlier than January 1 or later than March 15 of the year immediately following the end of the applicable fiscal year).

“Business Contacts” are defined as the names, addresses, contact information or any information pertaining to any persons, advertisers, suppliers, vendors, independent contractors, brokers, partners, employees, entities, patrons or customers (excluding Company’s Trade Secrets, which are protected from disclosure in accordance with Section 8.2 above) upon whom or which Employee: contacted or attempted to contact in any manner, directly or indirectly, or which Company reasonably anticipated Employee would contact within six months of Employee’s last day of employment at Company, or with whom or which Employee worked or attempted to work during Employee’s employment by Company.

“Company” means MGM Resorts International, and all of its subsidiary and affiliated entities, together with all of their respective officers, directors, joint venturers, members, shareholders, employees, ERISA plans, attorneys and assigns.

“Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in the development, ownership, operation or management of (i) gaming facilities; (ii) convention or meeting facilities; or (iii) one or more hotels if any such hotel is connected in any way, whether physically or by business association, to a gaming establishment and, further, where Competitor’s activities are within a 150 mile radius of any location where any of the foregoing facilities, hotels, or venues are, or are proposed to be, owned, operated, managed or developed by the Company.

“Confidential Information” is defined as all Trade Secrets, Business Contacts, business practices, business procedures, business processes, financial information, contractual relationships, marketing practices and procedures, management policies and procedures, and/or any other information of the Company or otherwise regarding the Company’s operations and/or Trade Secrets or those of any member of the Company and all information maintained or entered on any database, document or report set forth on Exhibit A or any other loyalty, hotel, casino or other customer database or system, irrespective of whether such information is used by Employee during Employee’s employment by Company.

“Disputed Claim” means that Employee maintains pursuant to Section 10.3 that Employer has materially breached its duty to Employee and Employer has denied such material breach.

“Employee’s Good Cause” shall mean (i) any assignment to Employee of duties that are materially and significantly different than those contemplated by the terms of this Agreement; (ii) any material and significant limitation on the powers of the Employee not contemplated by the terms of the Agreement; (iii) the failure of Employer to continue Employee’s employment as Chief Executive Officer; or (iv) the failure of Employer to pay Employee any compensation when due, save and except a Disputed Claim to compensation.

“Employee’s Physician” shall mean a licensed physician selected by Employee for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

“Employer’s Good Cause” shall mean:

(1) Employee’s death;

(2) Employee’s “Disability,” which is hereby defined to include incapacity for medical reasons certified to by “Employer’s Physician” (defined below) which precludes the Employee from performing the essential functions of Employee’s duties hereunder for a consecutive or predominately consecutive period of six (6) months, with or without reasonable accommodations. (In the event Employee disagrees with the conclusions of Employer’s Physician, Employee (or Employee’s representative) shall designate a physician of Employee’s choice, (“Employee’s Physician”) and Employer’s Physician and Employee’s Physician shall then jointly select a third physician, who shall make a final determination regarding Employee’s Disability, which shall be binding on the parties). Employee acknowledges that consistent and reliable attendance is an essential function of Employee’s position. Employee agrees and acknowledges that a termination under this paragraph does not violate any federal, state or local law, regulation or ordinance, including but not limited to the Americans With Disabilities Act;

(3) (A) the Employee’s conviction of, or plea of guilty or nolo contendere to (x) a crime relating to the Company or its affiliates or (y) any felony, (B) Employee is found disqualified or not suitable to hold a casino or other gaming license by a final, non-appealable determination (or if Employee fails to appeal a determination that may be appealed) of an applicable governmental gaming authority, which causes Employee’s failure or inability to satisfy gaming licensing requirements set forth in this Agreement, (C) willful misconduct, gross misconduct, or gross negligence in the performance of the Employee’s duties to the Company, (D) a material breach by the Employee of any material written agreement entered into between the Employee and the Company, or any material written policy of the Company, including the Company’s sexual harassment policy, (E) the Employee’s refusal or intentional failure to follow a lawful and proper direction of the Board, or (F) any conduct (whether or not listed in (A) through (E) of this paragraph) by the Employee, whether or not in the course of performing the Employee’s responsibilities to the Company, that has or is reasonably likely to have a material adverse effect on the business, assets or reputation of the Company; in the cases of each of (C) through (F) above, that, if curable, is not cured by the Employee within thirty (30) days following the Employee’s receipt of written notice given to the Employee by the Company; or

(4) Employee’s failure or inability to satisfy the requirements stated in Section 6 above.

“Employer’s Physician” shall mean a licensed physician selected by Employer for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

“Restrictive Period” means the twelve (12) month period immediately following any separation of Employee from active employment for any reason occurring during the Specified Term or the twelve (12) month period immediately following the expiration of the Specified Term.

“Trade Secrets” are defined in a manner consistent with the broadest interpretation of Nevada law. Trade Secrets shall include, without limitation, Confidential Information, formulas, inventions, patterns, compilations, vendor lists, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, any of which derive economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use, including but not limited to the general public.

23.

Employee acknowledges that MGM Resorts International is a publicly traded company and agrees that in the event there is any default or alleged default by Employer under the Agreement, or Employee has or may have any claims arising from or relating to the Agreement, Employee shall not commence any action or otherwise seek to impose any liability whatsoever against any person or entity in its capacity as a stockholder of MGM Resorts International (“Stockholder”). Employee further agrees that Employee shall not permit any party claiming through Employee, to assert a claim or impose any liability against any Stockholder (in its capacity as a Stockholder) as to any matter or thing arising out of or relating to the Agreement or any alleged breach or default by Employer.

24.	Section 409A.

24.1

This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). If Employer determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A, the Compensation Committee and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provisions, however, shall not be construed as a guarantee by Employer of any particular tax effect to Employee under this Agreement.

24.2

“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, Employee’s “separation from service” as defined in Section 409A.

24.3	For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

24.4

With respect to any reimbursement of Employee’s expenses, or any provision of in-kind benefits to Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made pursuant to Employer’s reimbursement policy but no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

24.5

If a payment obligation under this Agreement that constitutes a payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Section 409A), any payment thereof that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days following Employee’s death.

25.

Ownership of Intellectual Property. Employee expressly acknowledges that all trademarks, trade dress, copyrightable works, patentable inventions, ideas, new or novel inventions, concepts, systems, methods of operation, improvements, strategies, techniques, trade secrets including, but not limited to, customers (including, but not limited to, customer names, contact information, historical and/or theoretical play, or other information, and the right to market to such customers), data of any type or nature and regardless of the form or media, as well as all materials of any type of nature that comprise, reflect or embody any of the foregoing including, without limitation, databases, software, artistic works, advertisements, brochures, marketing plans, customer lists, memoranda, business plans, and proposals (collectively, “Intellectual Property”) created, conceived, developed, contributed to, or otherwise obtained, in whole or in part by the Employee during the term of Employee’s employment by Employer shall at all times be owned by Employer (and is hereby expressly assigned by Employee to Employer) if the Intellectual Property: (a) was created, conceived, developed, or contributed to: (1) using any of Employer’s property or resources; (2) on Employer’s premises; or (3) during Employee’s hours of employment; or (b) relates to Employee’s employment by Employer, even though creation of such Intellectual Property was not within the scope of Employee’s duties and responsibilities for which the Employer employs the Employee. All works of authorship created by Employee within the scope of this provision shall be deemed works made for hire as defined in the Copyright Act of 1976, 17 U.S.C. § 101 To the extent such works are deemed not to be works of authorship, Employee hereby irrevocably assigns (or authorizes Employer to act as Employee’s agent to assign) all right, title and interest in and to the copyrights in the works, including, without limitation, right of attribution and all related moral rights, to the Employer. Employee further agrees that any inventions and trade secrets covered by this provision shall be owned absolutely and exclusively by Employer, including all patent rights throughout the world. Employee acknowledges that this provision provides Employer with rights greater than provided under certain applicable laws including, without limitation, Nevada Revised Statutes § 600.500. Employee shall promptly inform Employer about such patentable inventions and shall not disclose to any third parties any information about the inventions without the prior written consent of Employer. Employee agrees to execute and deliver to Employer, upon request, such documents as may be necessary for Employer to perfect its rights in any and all Intellectual Property covered by this provision. To fulfill the intent of this paragraph, Employee irrevocably appoints Employer and Employer’s authorized agents as his/her agent and attorney in fact to transfer, vest or confirm Employer’s rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters, patents or trademark or copyright registrations with the same legal force as if done by Employee, in all instances in which Employer is unable for any reason to secure Employee’s personal signature. Employee shall not be entitled to any compensation or other consideration for any Intellectual Property covered by this provision.

26.	Certain Protections.

26.1

Employee understands that nothing contained in this Agreement limits or otherwise prohibits Employee from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information (subject to paragraph 26.2 below), without notice to the Employer. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

26.2	Defend Trade Secrets Act Notice. Notwithstanding anything to the contrary in this Agreement or otherwise, pursuant to the Defend Trade Secrets Act of 2016, Employer hereby advises Employee as follows:

(a)

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(b)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

27.

CARES Act. Notwithstanding anything to the contrary, to the extent required pursuant to the terms of the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified, the “CARES Act”) in connection with the Company entering into, or becoming eligible to enter into, a loan, loan guarantee or other form of financial assistance with the Secretary of the Treasury or other governmental entity under the CARES Act, (i) Employee shall agree to such limitations or reductions with respect to Employee’s compensation (including, without limitation, equity awards) or severance entitlements from the Company that are required by any governmental entity to comply with the applicable provisions of the CARES Act; and (ii) Employee’s compensation (including, without limitation, equity awards) and severance entitlements from Employer may be limited or reduced by the Compensation Committee to the extent necessary to comply with the applicable provisions of the CARES Act. To the extent permitted by the CARES Act or other applicable related law or agreement, any such limitation or reduction shall be made in good faith consultation with Employee. No limitation, reduction or other consequence of this Section 27 shall constitute Employee’s Good Cause.

IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EMPLOYEE – William J. Hornbuckle

/s/ William J. Hornbuckle
Dated:	July 29, 2020

EMPLOYER – MGM Resorts International

/s/ John M. McManus
By:	John M. McManus

EXHIBIT A

Name of Report	Generated By
Including, but not limited to:

Arrival Report	Room Reservation/Casino Marketing
Departure Report	Room Reservation/Casino Marketing
Master Gaming Report	Casino Audit
Department Financial Statement	Finance
$5K Over High Action Play Report	Casino Marketing
$50K Over High Action Play Report	Casino Marketing
Collection Aging Report(s)	Collection Department
Accounts Receivable Aging	Finance
Marketing Reports	Marketing
Daily Player Action Report	Casino Operations
Daily Operating Report	Slot Department
Database Marketing Reports	Database Marketing
Special Event Calendar(s)	Special Events/Casino Marketing
Special Event Analysis	Special Events/Casino Marketing
Tenant Gross Sales Reports	Finance
Convention Group Tentative/Confirmed Pacing Reports	Convention Sales
Entertainment Event Settlement Reports	Finance
Event Participation Reports	Casino Marketing
Table Ratings	Various
Top Players	Various
Promotion Enrollment	Promotions
Player Win/Loss	Various

Execution Version

EXHIBIT B

ARBITRATION AGREEMENT

This Arbitration Agreement is entered into as of July 29, 2020 (the “Effective Date”), by and between MGM Resorts International, its affiliates, parents, subsidiaries, divisions, successors, assigns and their current and former members, employees, officers, directors, and agents (hereafter collectively referred to as the “Employer”) and William J. Hornbuckle on behalf of him/herself, his/her heirs, administrators, executors, successors and assigns (“Employee”).

By signing this Agreement, both Employee and Employer (collectively the “Parties”) affirmatively assent and are specifically authorizing the resolution of the covered claims (as set forth below) by final and binding arbitration per the terms of this Agreement, rather than litigation before a judge and/or jury in court. The Parties acknowledge that by agreeing to arbitration, they are WAIVING ANY RIGHTS TO A JURY TRIAL.

Employee initials:	WJH

Employer initials:	JMM

A.	Scope of the Arbitration Agreement: Claims Covered and Not Covered.

1. Except as otherwise provided in this Arbitration Agreement, Employee and Employer agree to resolve through final and binding arbitration any and all claims, disputes, or controversies that could otherwise be filed in court (“Claims”), whether legal or equitable, that Employee or Employer may have against each other. Claims covered by the Arbitration Agreement include, but are not limited to, those arising out of or relating to Employee’s obligations under the Employment Agreement, dated as of the Effective Date, by and between Employee and Employer (“employment Agreement”), as well as those arising out of or relating to Employee’s application for employment, the employment relationship, and Employee’s separation from employment; Title VII of the Civil Rights Act of 1964 (as amended); the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Genetic Information and Nondisclosure Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Fair Credit Reporting Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Pregnancy Discrimination Act; the Rehabilitation Act; the Worker Adjustment and Retraining Notification Act; any other federal, state, or local law, ordinance or regulation relating to the employment relationship between Employee and Employer, including, but not limited to, the payment of wage of any kind or based on any public policy, contract, tort, or common law; or any claim for damages, costs, fees, or other expenses or legal or equitable relief, including attorneys’ fees. Moreover, and notwithstanding anything to the contrary below, it is the Parties’ clear and unmistakable intent that all Claims be resolved through binding arbitration to the fullest extent permitted by federal law (and state law that is not preempted by federal law), not an administrative proceeding or court.

2. Certain claims are not covered by this Arbitration Agreement: (i) claims for workers’ compensation benefits; (ii) claims for unemployment compensation benefits; (iii) claims which by federal law may not be subject to mandatory binding pre-dispute arbitration, such as certain claims under the Dodd-Frank Wall Street Reform Act; (iv) claims against a federal contractor that may not be the subject of a pre-dispute arbitration agreement as provided by valid, applicable, and enforceable federal Executive Orders and their implementing rules, regulations, and guidance; (v) claims asserted on an individual basis alleging quid pro quo or hostile work environment sexual harassment, and sex discrimination claims based on sexually harassing conduct under federal and state law (but excluding claims of sexual harassment and sex discrimination asserted on a class or representative basis, and excluding sex discrimination pay equity claims); and, (vi) claims under employee pension, welfare benefit or stock option plans if those plans provide a dispute resolution procedure.

3. Notwithstanding the parties’ agreement to be bound by this Arbitration Agreement, Employee understands and agrees that failure to abide by Employee’s promises under the Employment Agreement would impair Employer’s essential ongoing business plans and financial arrangements and would cause Employer irreparable harm. As such, Employee understands and agrees that Employer may apply to a court of competent jurisdiction for temporary, preliminary, or emergency injunctive relief in the event Employer believes in good faith that Employee has breached such promises. This Arbitration Agreement also does not prohibit Employee or the Employer from filing a motion in court to compel arbitration. This Arbitration Agreement does not prohibit Employee from filing administrative charges with a federal, state, or local administrative agency such as the National Labor Relations Board (NLRB), Equal Employment Opportunity Commission (EEOC), or Securities Exchange Commission, nor does anything in this Arbitration Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

B.	Class/Collective Action Waiver.

Except where prohibited by federal law, covered claims must be brought on an individual basis only. The parties agree that by signing this Arbitration Agreement, they waive their right to commence, or be a party to, any class, collective, representative, or multi-plaintiff claims. The parties agree any claim can be pursued, but only on an individual basis, except the lack of co-plaintiffs shall not, in and of itself, be a bar to pursuit of a pattern and practice claim. Any disputes concerning the validity of this multi-plaintiff, class, collective, and representative action waiver will be decided by a court of competent jurisdiction, not by the arbitrator. In the event a court determines that this waiver is unenforceable with respect to any claim or portion of a claim, this waiver shall not apply to that claim or portion of the claim, which may then only proceed in court as the exclusive forum.

C. Authority to Determine Arbitrability.

Except as expressly provided for above, the arbitrator shall have the exclusive authority to resolve any dispute relating to the enforceability or formation of this Arbitration Agreement (including all defenses to contract enforcement such as, for example, waiver and unconscionability) or the arbitrability of any claim. Enforcement of this Arbitration Agreement may not be precluded on the grounds that (1) a party to this Arbitration Agreement is also a party to a pending court action or special proceeding with a third party arising out of the same transaction or series of related transactions, or (2) a party to this Arbitration Agreement asserts arbitrable and non-arbitrable claims

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D.	The Arbitration Process.

1. This Arbitration Agreement is governed by and shall be enforced pursuant to the Federal Arbitration Act (the “FAA”). The arbitration will be heard by a neutral arbitrator and will be administered by the Judicial Arbitration Mediation Service (“JAMS”), pursuant to the JAMS Employment Arbitration Rules (“JAMS Rules”). A copy of the JAMS Rules may be obtained from the Employer or downloaded from JAMS (www.jamsadr.com) or by calling JAMS at 1(800)352-5267. To the extent any of the provisions in this Arbitration Agreement conflict with the JAMS Rules or any other rules of JAMS, this Arbitration Agreement shall prevail. The parties may agree upon an individual arbitrator to hear the case or follow the JAMS Rules relating to selection of an arbitrator. The arbitrator shall have the power to award any type of legal or equitable relief on an individual basis that would be available in a court of competent jurisdiction including, but not limited to, costs (except as provided for in Section E.3 below) and attorneys’ fees, to the extent available under applicable law. The arbitrator must issue a written award and decision. Any arbitral award may be entered as a judgment in any court of competent jurisdiction, as permitted by and in accordance with the FAA.

2. The party initiating an arbitration must submit a written demand for arbitration to JAMS within the statute of limitations applicable to the claims asserted in the demand for arbitration. Any claim for arbitration will be timely only if brought within the statute of limitations applicable to the claim or claims in the demand. Within the same time frame, the party initiating the arbitration also should send a copy of the demand for arbitration to the other party. Employer will send demands for arbitration to Employee at the address the Employer has on file for Employee.

3. Employer agrees to bear JAMS filing fees and administrative costs, as well as the cost of the arbitrator, including the arbitrator’s travel expenses, if any, and will reimburse Employee for any fees Employee may be required to pay for filing the demand for arbitration. The parties each shall bear their own attorneys’ fees and costs (if any) relating to any arbitration proceeding itself, except as part of any remedy that may be awarded, the arbitrator shall have the authority to award the parties his, her, or its attorneys’ fees and costs where required or permitted by law or by operation of law pursuant to an offer of judgment.

4. The arbitration will take place in the city and state in which Employee is employed or was last employed by Employer. In adjudicating the claim(s), the arbitrator shall apply the substantive laws of the state in which Employee is employed or was last employed by Employer or the state in which the claim(s) arose. Each party shall have the right to conduct discovery adequate to fully and fairly present the claims and defenses consistent with the streamlined nature of arbitration.

5. If for whatever reason JAMS declines to act as the neutral, the parties shall utilize NAM (www.namadr.com) as the neutral for the arbitration/appeal and shall utilize its Rules for Resolution of Employment Disputes. Each party agrees that it has had an opportunity to review the current JAMS Employment Arbitration Rules.

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E.	Consideration For This Arbitration Agreement.

The Parties agree that new or continued employment, the Employer’s agreement to pay all fees and costs including JAMS filing fees and administrative costs, as well as the cost of the arbitrator, and the mutual promises to arbitrate the claims covered by this Arbitration Agreement serve as adequate consideration.

F.	Severability and Related Issues.

If any provision or portion of a provision is found to be invalid, void, or unenforceable, the provision or portion of the provision shall be interpreted in a manner or modified to make it enforceable. If that is not possible, it shall be severed, and the remaining portions of the provisions and other provisions of this Arbitration Agreement shall remain in full force and effect. Neither JAMS (defined below) nor the arbitrator shall have power under this Arbitration Agreement to modify or alter this Arbitration Agreement so as to permit the arbitrator or JAMS to consolidate claims and/or to hear a multi-plaintiff, class, collective, or representative action.

G.	Other Provisions of this Arbitration Agreement.

This Arbitration Agreement contains the complete agreement between the parties regarding the subjects covered in it and supersedes any prior or inconsistent agreements that might exist between Employee and Employer as to the subjects addressed herein. This Arbitration Agreement can be modified only by an express written agreement signed by Employee and an authorized Legal Representative for Employer. This Arbitration Agreement shall survive the termination of Employee’s employment.

Neither the terms nor conditions described in this Arbitration Agreement are intended to create a contract of employment for a specific duration of time. Employment with the Employer is voluntarily entered into, and Employee is free to resign at any time. Similarly, the Employer may terminate the employment relationship at any time for any reason, with or without prior notice.

BY ISSUANCE OF THIS ARBITRATION AGREEMENT, THE EMPLOYER AGREES TO BE BOUND TO ITS TERMS WITHOUT ANY REQUIREMENT TO SIGN THIS ARBITRATION AGREEMENT.

I KNOWINGLY AGREE TO THIS MUTUAL AGREEMENT TO ARBITRATE CLAIMS, WHICH OTHERWISE COULD HAVE BEEN BROUGHT IN COURT. I UNDERSTAND THAT THIS ARBITRATION AGREEMENT, WHICH MAY BE ENFORCED IN COURT, REQUIRES THAT CLAIMS COVERED BY THIS ARBITRATION AGREEMENT BE SUBMITTED TO ARBITRATION PURSUANT TO THIS ARBITRATION AGREEMENT RATHER TO A JUDGE OR JURY IN COURT. I AFFIRM THAT I HAVE HAD SUFFICIENT TIME TO READ AND UNDERSTAND THE TERMS OF THIS ARBITRATION AGREEMENT AND THAT I HAVE BEEN ADVISED OF MY RIGHT TO SEEK LEGAL COUNSEL REGARDING THE MEANING AND EFFECT OF THIS ARBITRATION AGREEMENT PRIOR TO SIGNING.

/s/ William J. Hornbuckle	7/29/20
William J. Hornbuckle	Date

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